Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIERRA ONCOLOGY, INC.

STATE OF DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

1.	The name of the corporation is Sierra Oncology, Inc. (the “Corporation”).

2.

The Registered Office of the Corporation in the State of Delaware is located at 251 Little Falls Drive in the City of Wilmington, County of New Castle, 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total amount of stock the Corporation is authorized to issue is 1,000 shares of common stock with a par value of $0.001 per share.

5.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or a majority of the board of directors of the Corporation.

6.

To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this section shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

7.

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.